FOR IMMEDIATE RELEASE

April 28, 2010

Contacts:    Melanie J. Dressel, President and

Chief Executive Officer

(253) 305-1911

Gary R. Schminkey, Executive Vice President

and Chief Financial Officer

(253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES EARNINGS OF $6.8 MILLION

FOR FIRST QUARTER 2010; DECLARES CASH DIVIDEND

Highlights for the Quarter

•	Net Income applicable to common shareholders of $6.8 million, or $0.24 per common share
•	Remains well capitalized at 17.80% total risk-based capital ratio
•	Strong core deposits at 85% of total deposits
•	Net interest margin increased 48 basis points linked-quarter to 4.78% from 4.30% for the quarter ended December 31, 2009
•	Assets increase to $4.13 billion, up from $3.20 billion at December 31, 2009
•	Deposits increase to $3.37 billion, up from $2.48 billion at December 31, 2009
•	Assets and liabilities of Columbia River Bank, The Dalles, Oregon, acquired on January 22, 2010 in FDIC-assisted transaction
•	Assets and liabilities of American Marine Bank, Bainbridge Island, Washington, acquired on January 29, 2010 in FDIC-assisted transaction
•	Substantial retail network of 85 branches in Washington and Oregon.

TACOMA, Washington—Columbia Banking System, Inc. (NASDAQ: COLB) today announced net income applicable to common shareholders of $6.8 million for the first quarter of 2010 compared to net income applicable to common shareholders of $419,000 for the same quarter of 2009. On a diluted per common share basis, net income for the quarter was $0.24, an increase from earnings per common share of $0.02 in the first quarter of 2009. Included in the first quarter 2010 result was a $9.8 million pre-tax gain on the acquisition of the former American Marine Bank, which was offset by a $15.0 million provision for loan losses due to the challenging Pacific Northwest economy, particularly the continued decline in real estate values.

“We are pleased that our capital strength has allowed us to implement strategic initiatives to increase our presence in the Pacific Northwest and benefit from market disruptions,” said Melanie Dressel, President & Chief Executive Officer. “Although we are seeing signs of improvement in the regional economy, it has not translated into robust loan demand. In the interim, our focus continues to be to position ourselves for the future through geographic expansion and selective hiring of high quality business bankers, while still looking for opportunities to fine tune our operations to efficiently accommodate our anticipated growth over the next several years. Our two FDIC-assisted transactions in the first quarter moved us considerably closer to our often-stated goal of growing into a true Pacific Northwest regional community bank as we increased our branch system by over 60% and significantly improved our presence in important markets for us.”

Significant Influences on the Quarter ended March 31, 2010

Acquisition of Columbia River Bank

On January 22, 2010, Columbia State Bank acquired certain assets and assumed certain liabilities of Columbia River Bank from the Federal Deposit Insurance Corporation (“FDIC”), which had been appointed receiver of the institution, including 21 branches located in Oregon and Washington. Columbia State Bank acquired tangible assets with a fair value of approximately $884.9 million, including $480.3 million of loans, an FDIC indemnification asset of $143.6 million, $100.7 million of investment securities, $98.1 million of cash and cash equivalents and $62.2 million of other assets. Columbia State Bank assumed liabilities with a fair value of approximately $912.9 million, including $893.4 million of insured and uninsured deposits, $18.4 million of Federal Home Loan Bank (“FHLB”) advances and $1.1 million of other liabilities. In connection with this acquisition, Columbia State Bank entered into loss-sharing agreements with the FDIC which cover approximately $676.1 million in face value of Columbia River Bank’s loans. The transaction resulted in goodwill of $14.5 million and a core deposit intangible of $13.4 million. The Company adjusted the initially reported goodwill related to the Columbia River Bank acquisition, increasing it from $8.6 million to $14.5 million, as a result of corresponding adjustments to the fair value of loans acquired from the FDIC at the date of acquisition.

Acquisition of American Marine Bank

On January 29, 2010, Columbia State Bank acquired substantially all of the deposits and assets of American Marine Bank from the FDIC, which had been appointed receiver of the institution, including 11 branches located in western Washington. Columbia State Bank acquired tangible assets with a fair value of approximately $303.5 million, including $176.3 million of loans, an FDIC indemnification asset of $66.8 million, $28.6 million of investment securities, $14.5 million of cash and cash equivalents and $17.3 million of other assets. Columbia State Bank assumed liabilities with a fair value of approximately $292.6 million, including $254.0 million of insured and uninsured deposits, $37.7 million of FHLB advances and $974,000 of other liabilities. In connection with this acquisition, Columbia State Bank entered into loss-sharing agreements with the FDIC which cover approximately $243.8 million in face value of American Marine Bank’s loans. In addition, as part of this acquisition, Columbia State Bank received regulatory approval to exercise trust powers and intends to continue to operate the Trust and Wealth Management Division of American Marine Bank. The transaction resulted in a bargain purchase gain of $9.8 million, and a core deposit intangible of $4.3 million.

The assets acquired and liabilities assumed in these two FDIC-assisted transactions have been accounted for under the acquisition method of accounting (formerly the purchase method). The assets acquired and liabilities assumed, both tangible and intangible, were recorded at their estimated fair values as of their respective acquisition dates. .

As a result of the loss-sharing agreements with the FDIC, the loans and foreclosed assets acquired in the FDIC-assisted transactions are presented separately in the Company’s balance sheet as “covered loans” and “covered other real estate owned.” These assets were recorded at fair value without a corresponding allowance for credit losses. Additionally, in connection with both transactions, the Company has recorded on its balance sheet a $210.4 million FDIC indemnification asset, which is the present value of the cash flows the Company expects to collect from the FDIC under the loss-sharing agreements.

Capital Strength

The Company’s total risk-based capital ratio at March 31, 2010 was 17.80%, well in excess of the minimum of 10% required to be “well-capitalized” under applicable regulatory standards. Our excess capital over and above the 10% minimum to be well-capitalized was roughly $195 million at March 31, 2010. At the end of the first quarter 2010, our tangible common equity to tangible assets ratio stood at 8.3% as compared to 11.4% at December 31, 2009. The decline was reflective of adding tangible assets with a fair value of approximately $1.2 billion in the two FDIC-assisted acquisitions announced in the first quarter.

Net Interest Margin

Columbia’s net interest margin increased to 4.78% in the first quarter of 2010, up from 4.26% for the same quarter last year and 4.30% in the fourth quarter of 2009. The net interest margin was positively impacted by the repricing to current market rates of the assets acquired and liabilities assumed in our two acquisitions and the associated purchase accounting marks. This was offset by interest reversals for the quarter ended March 31, 2010 related to nonaccrual loans totaling $364,000.

Asset Quality

The majority of assets acquired in both FDIC-assisted transactions during the first quarter 2010 are covered under FDIC loss-sharing agreements, and loan valuations incorporate estimated losses. As a result, a large portion of our covered loan portfolio has minimal loss exposure. Loans that were classified as nonperforming loans by Columbia River Bank and American Marine Bank are no longer classified as nonperforming. At acquisition, the carrying value of these loans was adjusted to reflect fair value, and are covered under the FDIC loss sharing agreements. The new book value reflects an amount that management believes will ultimately be collected.

Total nonperforming assets at March 31, 2010 were $126.6 million, up $4.9 million, or 4% from $121.7 million at March 31, 2009 and down $3.0 million, or 2%, from $129.5 million at December 31, 2009. The ratio of nonperforming assets to total assets at March 31, 2010 was 3.62%, compared to 3.99% at March 31, 2009 and 4.05% at December 31, 2009.

Balance Sheet

At March 31, 2010, the Company’s total assets were $4.13 billion, an increase of 29% from $3.2 billion at December 31, 2009. Total shareholders’ equity at March 31, 2010 was $538.7 million, an increase of 30%, from $415.7 million at March 31, 2009, and total market capitalization was $573.4 million at March 31, 2010, up from $370.7 million at March 31, 2009.

Loans

Loans not covered under the FDIC loss-sharing agreements (“non-covered loans”) were $1.95 billion at March 31, 2010, down 3.0% from $2.00 billion at December 31, 2009. The average yield on non-covered loans for the quarter ended March 31, 2010 was 6.16%. The non-covered loan portfolio continues to be diversified, mitigating risk by avoiding concentration in any one segment. The portfolio includes 38% commercial business loans, 6% total construction including commercial and residential, 46% real estate and 10% consumer. Net loans covered under the FDIC-loss sharing agreements (“covered loans”), which provide protection against credit risk on those covered loans, totaled $625.3 million at March 31, 2010.

Deposits

Total deposits at March 31, 2010 increased 44% to $3.37 billion from $2.34 billion at March 31, 2009, and 36% from $2.48 billion at December 31, 2009. Core deposits, defined as demand, savings, money market accounts and certificates of deposit under $100,000, increased 52%, from $1.87 billion at March 31, 2009 to $2.86 billion at March 31, 2010. The average cost of deposits for the quarter ended March 31, 2010 was 0.64%.

Operating Results

Quarter ended March 31, 2010

Net Interest Income

Net interest income for the first quarter of 2010 was $38.3 million, an increase of 37% from $27.9 million for the same quarter in 2009, primarily due to the impact of the addition of Columbia River Bank and American Marine Bank loan portfolios. The Company’s net interest margin increased to 4.78% in the first quarter of 2010, from 4.26% for the same quarter last year. The net interest margin was negatively impacted by interest reversals for the quarter ended March 31, 2010 related to nonaccrual loans totaling $364,000. However, the net interest margin was also positively impacted by accretion of the discount on the loan portfolios acquired in the two FDIC-assisted transactions.

Average interest-earning assets were $3.37 billion during the quarter, an increase of 22% compared with $2.77 billion during the same quarter of 2009. The yield on average interest-earning assets increased 6 basis points (a basis point equals 1/100 of 1%) to 5.51% during the quarter compared with 5.45% during the same quarter of 2009. During the same period, average interest-bearing liabilities increased to $2.57 billion, or 20%, from $2.14 billion in the first quarter of 2009. The cost of average interest-bearing liabilities decreased 59 basis points to 0.95% during the quarter, from 1.54% in the same quarter of 2009.

Noninterest Income

Noninterest income was $18.5 million, compared to $7.0 million in the first quarter of last year. The increase was primarily due to the $9.8 million gain on the American Marine Bank acquisition, and an increase of $1.8 million in service charges and other fees primarily resulting from the impact of the normal operations of Columbia River Bank and American Marine Bank.

Noninterest Expense

Total noninterest expense for the first quarter of 2010 was $33.9 million, an increase of 46% from $23.2 million for the same quarter in 2009. The increase was primarily due to the addition of operating expenses of Columbia River Bank and American Marine Bank in January 2010. In addition to the normalized operating expenses for these two acquisitions, we expect expenses to be elevated for the next two quarters as we convert systems and incur other acquisition-related expenses.

Income Taxes

Although Columbia had pre-tax earnings of $7.9 million in the first quarter of 2010, the Company recorded an income tax benefit of $66,000 due to the significant portion of pre-tax earnings flowing from tax-exempt assets.

Nonperforming Assets and Loan Loss Provision

At March 31, 2010, nonperforming assets were $126.6 million, compared to $121.7 million at March 31, 2009 and $129.5 million at December 31, 2009.

The table below sets forth information with respect to our nonaccrual loans, restructured loans, total nonperforming loans and total nonperforming assets.

(in thousands)	March 31, 2010	December 31, 2009
Nonaccrual noncovered loans:
Commercial business	$18,422	$18,979
Real estate:
One-to-four family residential	2,839	1,860
Commercial and five or more family residential real estate	28,626	24,354

Total real estate	31,465	26,214
Real estate construction:
One-to-four family residential	37,850	47,653
Commercial and five or more family residential real estate	13,635	16,230

Total real estate construction	51,485	63,883
Consumer	4,193	1,355

Total nonaccrual noncovered loans	105,565	110,431
Restructured noncovered loans:
One-to-four family residential construction	287	60

Total nonperforming noncovered loans	105,852	110,491
Noncovered real estate owned and other personal property owned	20,726	19,037

Total nonperforming noncovered assets	$126,578	$129,528

For the quarter ended March 31, 2010, net loan charge-offs were approximately $11.5 million, compared to $9.5 million for the same period a year ago, and $13.2 million during the fourth quarter of 2009. Charge-offs in the 1-4 family residential loan and residential construction portfolios of $4.7 million for the first quarter of 2010 were centered in residential land and lot development loans.

The following table provides an analysis of the Company’s allowance for loan and lease losses at the dates and the periods indicated:

	Three Months Ended March 31,
(in thousands)	2010	2009
Beginning balance	$53,478	$42,747

Charge-offs:
Residential, construction, land & acquisitions	(4,662)	(6,285)
Commercial business	(2,216)	(2,557)
Commercial real estate	(4,836)	(703)
Consumer	(1,139)	(162)

Total charge-offs	(12,853)	(9,707)

Recoveries
One-to-four family residential	—	68
Residential construction, land & acquisitions	767	39
Commercial business	523	42
Commercial real estate:	39	22
Consumer	27	38

Total recoveries	1,356	209

Net charge-offs	(11,497)	(9,498)
Provision charged to expense	15,000	11,000

Ending balance	$56,981	$44,249

Total noncovered loans, net at end of period	$1,949,609	$2,185,755

Allowance for loan losses to period-end noncovered loans	2.92%	2.02%

For the first quarter 2010, the provision for loan losses was $15.0 million compared to $11.0 million for the same quarter last year and $15.0 million for the fourth quarter of 2009. The elevated provision levels are related to continued weakness in the Pacific Northwest economy. The allowance for loan losses to non-covered period-end loans was 2.92% at March 31, 2010 compared to 2.66% and 2.02% at December 31, 2009 and March 31, 2009, respectively.

Columbia’s provision for loan losses reflects management’s continuing evaluation of the loan portfolio’s credit quality, which is affected by a broad range of economic factors. Additional factors affecting the provision include but are not limited to net-loan charge offs, non-accrual loans, specific reserves and risk-rating migration.

Non-covered past due loans were $16.4 million at March 31, 2010, or 0.84% of total non-covered loans compared to $9.1 million, or 0.45% of total loans, at December 31, 2009.

“Overall credit quality for the quarter was stable, and in line with our expectations,” Ms. Dressel commented. “We continue to make progress in reducing our level of nonperforming assets associated with our non-covered construction loans, and saw modest negative migration in our non-covered commercial real estate perm portfolio and non-covered consumer loans. We continue to be very proactive in managing our loan portfolio.”

Organizational Update

Ms. Dressel commented, “We are pleased with the reception we have received from the customers of the former Columbia River Bank and the former American Marine Bank The transitions continue to go smoothly, and we are very pleased with the teamwork and dedication of our new team members as we move toward our conversions, which are scheduled for the second quarter for Columbia River Bank and the third quarter for American Marine Bank. The opening of our Portland office, which will house business bankers and a full-service branch in Fox Tower, has been slightly delayed, and is scheduled to open during the second quarter of this year.”

Ms. Dressel continued, “I am also very pleased that readers of South Sound Magazine voted Columbia Bank as the best bank in their “2010 Best of the South Sound” spring edition.”

Cash Dividend Announcement

The Board of Directors has announced a quarterly cash dividend of $0.01 per common share, which will be paid on May 26, 2010 to shareholders of record as of the close of business on May 12, 2010.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia State Bank, a Washington state-chartered full-service commercial bank which was awarded second place in the large employer category by Seattle Business Magazine’s 100 Best Companies to Work For 2009 and was designated one of Puget Sound Business Journal’s “Washington’s Best Workplaces 2009”.

With the January 2010 FDIC-assisted acquisitions of Columbia River Bank and American Marine Bank, Columbia Banking System has 85 banking offices, including 60 branches in Washington State and 25 branches in Oregon. Columbia State Bank does business under the Bank of Astoria name at the Bank of Astoria’s former branches located in Astoria, Warrenton, Seaside, Cannon Beach, Manzanita and Tillamook. More information about Columbia can be found on its website at www.columbiabank.com.

# # #

Note Regarding Forward-Looking Statements

This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the Securities and Exchange Commission, available at the SEC’s website at www.sec.gov and the Company’s website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates may reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) costs or difficulties related to the integration of acquisitions may be greater than expected; (5) competitive pressure among financial institutions may increase significantly; and (6) legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.

FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited	Three Months Ended March 31,
(in thousands except per share)	2010	2009
Earnings
Net interest income	$38,274	$27,903
Provision for loan and lease losses	$15,000	$11,000
Noninterest income	$18,473	$6,974
Noninterest expense	$33,897	$23,181
Net income	$7,916	$1,512
Net income applicable to common shareholders	$6,809	$419

Per Common Share
Net income (basic)	$0.24	$0.02
Net income (diluted)	$0.24	$0.02

Averages
Total assets	$3,945,042	$3,057,861
Interest-earning assets	$3,368,241	$2,774,259
Loans	$2,440,415	$2,217,908
Securities	$710,648	$543,403
Deposits	$3,135,949	$2,324,853
Core deposits	$2,608,279	$1,867,001
Interest-bearing deposits	$2,395,562	$1,869,155
Interest-bearing liabilities	$2,571,588	$2,135,045
Noninterest-bearing deposits	$740,387	$455,698
Shareholders’ equity	$539,856	$419,752

Financial Ratios
Return on average assets	0.81%	0.20%
Return on average common equity	5.93%	0.49%
Average equity to average assets	13.68%	13.73%
Net interest margin	4.78%	4.26%
Efficiency ratio (tax equivalent)(1)	67.03%	63.59%

	March 31,		December 31, 2009
	2010	2009
Period end
Total assets, including covered assets	$4,133,812	$3,045,757	$3,200,930
Covered assets	$634,443	$—	$—
Loans, excluding covered loans	$1,949,609	$2,185,755	$2,008,884
Allowance for loan and lease losses	$56,981	$44,249	$53,478
Securities	$736,939	$555,974	$631,645
Deposits	$3,371,165	$2,344,406	$2,482,705
Core deposits	$2,856,186	$1,873,626	$2,072,821
Shareholders’ equity	$538,721	$415,717	$528,139

Book value per common share	$16.44	$18.73	$16.13

Nonperforming assets
Nonaccrual loans, excluding covered assets	$105,565	$117,340	$110,431
Restructured loans accruing interest, excluding covered assets	287	—	60
Noncovered real estate owned and other personal property owned	20,726	4,312	19,037

Total nonperforming assets, excluding covered assets	$126,578	$121,652	$129,528

Nonperforming loans to period-end loans, excluding covered loans	5.43%	5.37%	5.50%
Nonperforming assets to period-end assets, excluding covered assets	3.62%	3.99%	4.05%
Allowance for loan and lease losses to period-end loans, excluding covered loans	2.92%	2.02%	2.66%
Allowance for loan and lease losses to nonperforming loans, excluding covered loans	53.83%	37.71%	48.40%
Allowance for loan and lease losses to nonperforming assets, excluding covered assets	45.02%	36.37%	41.29%

Net loan charge-offs	$11,497 (2)	$9,498 (3)	$52,769 (4)

(1)	Noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding gain/loss on sale of investment securities, net cost of operation of other real estate, proceeds from redemption of Visa and Mastercard shares, reversal of previously accrued Visa litigation expense and gain on bank acquisition.
(2)	For the three months ended March 31, 2010.
(3)	For the three months ended March 31, 2009.
(4)	For the twelve months ended December 31, 2009.

FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited	March 31,
(in thousands)	2010		2009
Loan Portfolio Composition
Loans not covered under FDIC loss share agreements:
Commercial business	$736,018	37.8%	$812,557	37.2%

Real Estate:
One-to-four family residential	56,409	2.9%	54,831	2.5%
Five or more family residential and commercial	839,251	43.0%	861,531	39.4%

Total Real Estate	895,660	45.9%	916,362	41.9%

Real Estate Construction:
One-to-four family residential	93,788	4.8%	186,307	8.5%
Five or more family residential and commercial	33,422	1.7%	64,712	3.0%

Total Real Estate Construction	127,210	6.5%	251,019	11.5%

Consumer	194,972	10.0%	209,882	9.6%

Subtotal loans	1,953,860	100.2%	2,189,820	100.2%
Less: Deferred loan fees	(4,251)	-0.2%	(4,065)	-0.2%

Total loans not covered under FDIC loss share agreements, net of deferred fees	1,949,609	100.0%	2,185,755	100.0%

Loans covered under FDIC loss share agreements:
Covered loans	874,929		—
Total discount resulting from acquisition date fair value adjustment	(249,598)		—

Net covered loans under loss share agreements	625,331		—

Total loans, net	$2,574,940		$2,185,755

Loans held for sale	$—		$3,747

	March 31,
	2010		2009
Deposit Composition
Core deposits:
Demand and other non-interest bearing	$756,060	22.4%	$474,736	20.2%
Interest bearing demand	651,351	19.3%	454,723	19.4%
Money market	902,176	26.8%	528,990	22.6%
Savings	204,801	6.1%	133,517	5.7%
Certificates of deposit less than $100,000	341,798	10.1%	281,660	12.0%

Total core deposits	2,856,186	84.8%	1,873,626	79.9%

Certificates of deposit greater than $100,000	407,002	12.1%	314,721	13.4%
Wholesale certificates of deposit (CDARS®)	82,781	2.5%	95,817	4.1%
Wholesale certificates of deposit	23,155	0.7%	60,242	2.6%

Subtotal	3,369,124	100.0%	2,344,406	100.0%
Premium resulting from acquisition date fair value adjustment	2,041		—

Total Deposits	$3,371,165		$2,344,406

FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited (in thousands)	March 31, 2010
Loan Portfolio Composition

Loans not covered under FDIC loss share agreements:
Commercial business		$736,018	37.8%

Real Estate:
One-to-four family residential		56,409	2.9%

Five or more family residential and commercial
Retail	$104,529		5.4%
Office	154,542		7.9%
Multi-family	51,764		2.7%
Condos	6,862		0.4%
Warehouse	190,770		9.8%
Manufacturing & Industrial	43,200		2.2%
Acquisition and development	529		0.0%
Land	25,302		1.3%
Hotel / Motel	60,084		3.1%
Healthcare	12,168		0.6%
Residential	25,649		1.3%
Recreational	17,091		0.9%
Other	146,761		7.5%

Total Five Or More Family Residential And Commercial Real Estate		839,251	43.0%

Real Estate Construction:
One-to-four family residential
Single family residential (vertical)	38,266		2.0%
Lots	25,751		1.3%
Acquisition and development	19,098		1.0%
Land	10,673		0.5%

Total One-To-Four Family Residential Construction		93,788	4.8%
Five or more family residential and commercial
Condos	5,892		0.3%
Warehouse	2,733		0.1%
Other	11,065		0.6%
Retail	7,743		0.4%
Office	5,989		0.3%

Total Five Or More Family Residential And Commercial Construction		33,422	1.7%

Consumer		194,972	10.0%

Subtotal loans		1,953,860	100.2%
Less: Deferred loan fees		(4,251)	-0.2%

Total loans not covered under FDIC loss share agreements, net of deferred fees		1,949,609	100.0%

Net covered loans under loss share agreements		625,331

Total loans		$2,574,940

QUARTERLY FINANCIAL STATISTICS

Columbia Banking System, Inc.

	Three Months Ended
Unaudited (in thousands except per share)	Mar 31 2010	Dec 31 2009	Sep 30 2009	Jun 30 2009	Mar 31 2009
Earnings
Net interest income	$38,274	$29,800	$29,118	$28,531	$27,903
Provision for loan and lease losses	$15,000	$15,000	$16,500	$21,000	$11,000
Noninterest income	$18,473	$8,526	$7,190	$7,000	$6,974
Noninterest expense	$33,897	$22,847	$23,146	$25,314	$23,181
Net income (loss)	$7,916	$1,552	$(1,502)	$(5,530)	$1,512
Net income (loss) applicable to common shareholders	$6,809	$447	$(2,605)	$(6,631)	$419

Per Common Share
Net income (loss) (basic)	$0.24	$0.02	$(0.11)	$(0.37)	$0.02
Net income (loss) (diluted)	$0.24	$0.02	$(0.11)	$(0.37)	$0.02
Book value	$16.44	$16.13	$16.15	$18.50	$18.73

Averages
Total assets, including covered assets	$3,945,042	$3,177,098	$3,077,005	$3,024,491	$3,057,861
Interest-earning assets	$3,368,241	$2,872,842	$2,783,121	$2,728,086	$2,774,259
Loans, including covered loans	$2,440,415	$2,034,903	$2,088,478	$2,159,415	$2,217,908
Securities	$710,648	$643,716	$593,516	$554,270	$543,403
Deposits	$3,135,949	$2,453,553	$2,395,311	$2,337,385	$2,324,853
Core deposits	$2,608,279	$2,039,533	$1,977,977	$1,893,419	$1,867,001
Interest-bearing deposits	$2,395,562	$1,890,479	$1,857,708	$1,850,193	$1,869,155
Interest-bearing liabilities	$2,571,588	$2,041,761	$2,019,051	$2,073,750	$2,135,045
Noninterest-bearing deposits	$740,387	$563,074	$537,603	$487,192	$455,698
Shareholders’ equity	$539,856	$530,804	$478,589	$417,961	$419,752

Financial Ratios
Return on average assets	0.81%	0.19%	(0.19)%	(0.73)%	0.20%
Return on average common equity	5.93%	0.39%	(2.56)%	(7.73)%	0.49%
Average equity to average assets	13.68%	16.71%	15.55%	13.82%	13.73%
Net interest margin	4.78%	4.30%	4.34%	4.38%	4.26%
Efficiency ratio (tax equivalent)	67.03%	58.12%	60.85%	63.79%	63.59%

Period end
Total assets, including covered assets	$4,133,812	$3,200,930	$3,167,028	$3,021,857	$3,045,757
Covered assets	$634,443	$—	$—	$—	$—
Loans, excluding covered loans	$1,949,609	$2,008,884	$2,063,398	$2,119,443	$2,185,755
Allowance for loan and lease losses	$56,981	$53,478	$51,688	$48,880	$44,249
Securities	$736,939	$631,645	$658,227	$558,011	$555,974
Deposits	$3,371,165	$2,482,705	$2,443,567	$2,353,326	$2,344,406
Core deposits	$2,856,186	$2,072,821	$2,027,482	$1,932,771	$1,873,626
Shareholders’ equity	$538,721	$528,139	$527,920	$411,871	$415,717

Nonperforming assets
Nonaccrual loans and leases not covered under FDIC loss share agreements	$105,565	$110,431	$130,718	$127,767	$117,340
Restructured loans accruing interest, excluding covered assets	287	60	—	—	—
Noncovered real estate owned and other personal property owned	20,726	19,037	18,137	8,369	4,312

Total nonperforming assets, excluding covered assets	$126,578	$129,528	$148,855	$136,136	$121,652

Nonperforming loans to period-end loans, excluding covered loans	5.43%	5.50%	6.34%	6.03%	5.37%
Nonperforming assets to period-end assets, excluding covered assets	3.62%	4.05%	4.70%	4.51%	3.99%
Allowance for loan and lease losses to period-end loans, excluding covered loans	2.92%	2.66%	2.50%	2.31%	2.02%
Allowance for loan and lease losses to nonperforming loans, excluding covered loans	53.83%	48.40%	39.54%	38.26%	37.71%
Allowance for loan and lease losses to nonperforming assets, excluding covered assets	45.02%	41.29%	34.72%	35.91%	36.37%
Net loan charge-offs	$11,497	$13,210	$13,692	$16,369	$9,498

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

Columbia Banking System, Inc.

(Unaudited)	Three Months Ended March 31,
(in thousands except per share)	2010	2009
Interest Income
Loans	$36,947	$29,801
Taxable securities	4,745	4,208
Tax-exempt securities	2,446	2,013
Federal funds sold and deposits in banks	149	7

Total interest income	44,287	36,029

Interest Expense
Deposits	4,941	6,892
Federal Home Loan Bank and Federal Reserve Bank borrowings	705	765
Long-term obligations	249	351
Other borrowings	118	118

Total interest expense	6,013	8,126

Net Interest Income	38,274	27,903
Provision for loan and lease losses	15,000	11,000

Net interest income after provision for loan and lease losses	23,274	16,903
Noninterest Income
Gain on bank acquisition	9,818	—
Service charges and other fees	5,424	3,614
Merchant services fees	1,739	1,770
Gain on sale of investment securities, net	58	—
Bank owned life insurance ("BOLI")	504	501
Other	930	1,089

Total noninterest income	18,473	6,974

Noninterest Expense
Compensation and employee benefits	14,283	11,852
Occupancy	3,969	3,045
Merchant processing	1,100	814
Advertising and promotion	838	692
Data processing	1,296	961
Legal and professional fees	1,498	967
Taxes, licenses and fees	564	796
Regulatory premiums	1,496	1,007
Net cost of operation of other real estate	1,312	47
Other	7,541	3,000

Total noninterest expense	33,897	23,181

Income before income taxes	7,850	696
Income tax benefit	(66)	(816)

Net Income	$7,916	$1,512

Net Income Applicable to Common Shareholders	$6,809	$419

Earnings per common share
Basic	$0.24	$0.02
Diluted	$0.24	$0.02
Dividends paid per common share	$0.01	$0.04
Weighted average number of common shares outstanding	27,886	17,980
Weighted average number of diluted common shares outstanding	28,098	17,987

CONSOLIDATED CONDENSED BALANCE SHEETS

Columbia Banking System, Inc.

(Unaudited) (in thousands)			March 31, 2010	December 31, 2009
ASSETS
Cash and due from banks			$73,801	$55,802
Interest-earning deposits with banks			232,670	249,272

Total cash and cash equivalents			306,471	305,074
Securities available for sale at fair value (amortized cost of $696,220 and $602,675, respectively)			719,031	620,038
Federal Home Loan Bank stock at cost			17,908	11,607
Loans, net of deferred loan fees of ($4,251) and ($4,033), respectively			1,949,609	2,008,884
Less: allowance for loan and lease losses			56,981	53,478

Noncovered loans, net			1,892,628	1,955,406
Loans covered under FDIC loss share agreements			625,331	—

Total loans, net			2,517,959	1,955,406
FDIC indemnification asset			210,405	—
Interest receivable			16,236	10,335
Premises and equipment, net			61,537	62,670
Other real estate owned, covered under FDIC loss share agreement			9,112	—
Other real estate owned			19,432	19,037

Total other real estate owned			28,544	19,037
Goodwill			110,013	95,519
Core deposit intangible, net			21,831	4,863
Other assets			123,877	116,381

Total Assets			$4,133,812	$3,200,930

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing			$756,060	$574,687
Interest-bearing			2,615,105	1,908,018

Total deposits			3,371,165	2,482,705
Federal Home Loan Bank and Federal Reserve Bank borrowings			125,951	100,000
Securities sold under agreements to repurchase			25,000	25,000
Other borrowings			—	86
Long-term subordinated debt			25,686	25,669
Other liabilities			47,289	39,331

Total liabilities			3,595,091	2,672,791
Commitments and contingent liabilities

	March 31, 2010	December 31, 2009
Preferred stock (no par value, 76,898 aggregate liquidation preference)
Authorized shares	2,000	2,000
Issued and outstanding	77	77	74,447	74,301
Common Stock (no par value)
Authorized shares	63,033	63,033
Issued and outstanding	28,242	28,129	349,546	348,706
Retained earnings			99,843	93,316
Accumulated other comprehensive income			14,885	11,816

Total shareholders' equity			538,721	528,139

Total Liabilities and Shareholders' Equity			$4,133,812	$3,200,930